Exhibit 5.1

June 24, 2019

MPLX LP

200 E. Hardin Street

Findlay, Ohio 45840

Re:	Registration Statement on Form S-4 by MPLX LP

Ladies and Gentlemen:

We have acted as counsel to MPLX LP, a Delaware limited partnership (“MPLX”), in connection with the proposed issuance of up to 263,053,470 common units representing limited partner interests in MPLX (the “MPLX Common Units”) and 600,000 Series B preferred units representing limited partner interests in MPLX (together with the MPLX Common Units, the “Registered Securities”), pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of May 7, 2019 (the “Merger Agreement”), by and among Andeavor Logistics LP, a Delaware limited partnership, Tesoro Logistics GP, LLC, a Delaware limited liability company, MPLX, MPLX GP LLC, a Delaware limited liability company, and MPLX MAX LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of MPLX. The Registered Securities are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2019 (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Registered Securities, when issued pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULP Act”) or within the Fifth Amended and Restated Agreement of Limited Partnership of MPLX, as amended from time to time.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

In rendering the opinion above, we have assumed that the unitholders of MPLX will have approved the issuance of the Registered Securities, pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of MPLX and others.

MPLX LP

June 24, 2019

The opinion expressed herein is limited to the DRULP Act as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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